Exhibit 99.1

Executive Offices
One Parkway North Blvd.	For Further Information Contact:
Suite 100
Deerfield, IL 60015-2559	Cody Phipps
President and Chief Executive Officer
or
Fareed A. Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS

INCREASED SALES AND EARNINGS PER SHARE FOR THIRD QUARTER 2011

DEERFIELD, Ill., Oct. 24, 2011 – United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported third quarter 2011 sales up 3.1% and adjusted earnings per share up 13%(1).

Third Quarter Financial Highlights

•	Net sales in the third quarter were $1.3 billion, up 3.1% from the prior-year quarter.

•

Diluted earnings per share were $0.81, compared with $0.77 in the prior-year quarter. The third quarter 2010 results included a favorable $0.05 per share for a $3.3 million non-cash pre-tax reversal of liabilities resulting from the termination of a post-retirement medical plan. After excluding this item from the prior year, diluted earnings per share for the third quarter of 2011 were up 13%(1), compared with an adjusted $0.72(1) a year ago.

•	Gross margin in the third quarter of 2011 was up $4.9 million to $199.8 million, or 15.3% of sales, compared with $194.9 million, or 15.3% of sales, in last year’s third quarter.

•

Operating expenses in the quarter were $135.1 million, or 10.3% of sales, compared with $129.3 million, or 10.2% of sales in the prior-year quarter. Operating expenses as a percentage of sales in the third quarter of 2011 were favorable by 12 basis points compared with 10.4%(1) in the same period last year after excluding the medical plan adjustment mentioned above.

•

Operating income in the quarter was $64.6 million, or 4.9% of sales, compared with $65.5 million, or 5.2% of sales, in the year-ago quarter. Operating income in the 2011 quarter was up $2.4 million and operating margin was flat at 4.9%, compared with the prior-year quarter after adjusting for the medical plan adjustment mentioned above.

•

Net income was $35.8 million in 2011, compared with $36.5 million in the year-ago quarter. Third quarter 2011 net income was up $1.4 million(1), compared with the adjusted prior-year quarter of $34.4 million(1).

•	Year-to-date net cash provided by operating activities totaled $99.5 million versus $114.4 million last year.

•

Cash paid for share repurchases for the nine months ended September 30, 2011, totaled $137.7 million for 4.3 million shares. As of September 30, 2011, the company had $50 million remaining under its board of directors approved common stock repurchase program. On October 19, 2011, the board of directors approved a $0.13 per share dividend to shareholders of record on December 15, 2011 and payable on January 13, 2012.

•	In September 2011, the company closed a five-year $700 million Revolving Credit Facility.

“Our growth and customer initiatives continue to drive positive results, particularly in our janitorial/breakroom and industrial categories, in an economy that still does not have many bright spots,” said Cody Phipps, president and chief executive officer. “We are keeping a sharp focus on margins, operating costs and capital deployment to ensure a strong financial position in the current environment. At the same time, we continue to invest in the future, creating attractive long-term opportunities for the business.”

Third Quarter Performance

Sales in the third quarter of 2011 increased by 3.1% to $1.3 billion, compared with last year. Strong sales growth continued in the industrial supplies and janitorial/breakroom categories, which were up 23.7% and 10.6%, respectively, from last year. Office products, technology and furniture category sales were down 0.6%, 0.6% and 9.8%, respectively, versus the prior year. A significant portion of the furniture category decline was due to a sourcing shift in some national account business.

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

Gross margin in the third quarter of 2011, was up $4.9 million to $199.8 million, compared with $194.9 million for the same quarter a year ago. Gross margin as a percent of sales was 15.3%, flat compared to the prior-year quarter. Gross margin was negatively affected by ongoing competitive pricing pressures and higher fuel costs, while higher product cost inflation, higher inventory purchase-related supplier allowances and other inventory-related benefits helped to offset these items. In addition, ongoing War on Waste (WOW) initiatives positively contributed to gross margin.

Operating expenses for the latest quarter were $135.1 million or 10.3% of sales, compared with $129.3 million, or 10.2% of sales, in the same period last year. 2010 operating expenses included a non-cash $3.3 million favorable adjustment related to the termination of a post-retirement medical plan. Excluding this item, 2010 operating expenses were $132.6 million(1) or 10.4%(1) of sales. Continued investments in strategic growth initiatives, costs to support higher sales and higher bad debt costs in 2011 contributed to the increase in operating expenses. These cost increases were partially offset by lower depreciation, favorable resolution of non-income based tax liabilities and continued success with WOW efforts.

Operating income for the latest quarter was $64.6 million or 4.9% of sales, compared with $65.5 million, or 5.2% of sales in the same quarter last year. Excluding the medical plan adjustment referenced above, 2010 operating income was $62.2 million(1) or 4.9%(1) of sales.

Diluted earnings per share for the 2011 quarter were $0.81, compared with $0.77 in the year-ago quarter. Excluding the effect of the medical plan adjustment referenced above, last year’s diluted earnings per share were $0.72(1).

Nine-Month Performance

Sales in the first nine months of 2011 were $3.8 billion, up 4.3%, led by double-digit increases in industrial supplies and in the janitorial/breakroom category and low single digit growth in the office products category. These increases were partially offset by lower furniture sales and a slight decrease in technology sales.

Gross margin for the first nine months of 2011 increased to $566.4 million or 14.9% of sales, compared with $541.0 million or 14.8% of sales in the same prior-year period. The increase was due to sales growth, higher inventory purchase-related supplier allowances, greater product cost inflation, and other inventory-related items. These favorable items were partially offset by competitive pricing pressures and higher fuel costs.

Operating expenses in 2011 were $413.9 million or 10.9% of sales, which included a $4.4 million equity compensation charge as well as a $1.6 million asset impairment charge related to an equity investment. This compares to last year’s operating expenses of $389.3 million, or 10.7% of sales, which included a $6.1 million benefit from an accrual reversal for the termination of a post-retirement medical plan. Excluding these items, operating expenses in 2011 were $407.9 million(1) or 10.7%(1) of sales, compared with the prior year of $395.4 million(1) or 10.9%(1) of sales. Increased operating expense in 2011 supported strategic growth initiatives partially offset by lower variable management compensation costs, lower depreciation expense and continued WOW savings.

Operating income for the first nine months of 2011 was $152.4 million or 4.0% of sales, compared with $151.7 million, or 4.2% of sales in the prior-year period. Excluding the items mentioned above, operating income in 2011 was $158.5 million(1) or 4.2%(1) of sales, compared with $145.6 million(1) or 4.0%(1) of sales in the prior year.

Diluted earnings per share for the first nine months of 2011 were $1.77 versus $1.68 in the first nine months of 2010. Excluding the items mentioned above, diluted earnings per share for the first nine months of 2011 rose 17% to $1.87(1), compared with $1.60(1) in the prior-year period.

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities totaled $99.5 million for the latest nine-month period versus cash provided of $114.4 million a year ago. This year’s cash flow was positively affected by a significant reduction in inventory offset by higher accounts receivable and lower accounts payable. Cash flow used in investing activities totaled $20.7 million in 2011, down from $33.4 million in the first nine months of 2010. Included in 2010 investing activities is $15.5 million related to an acquisition. Capital spending through the nine months ended September 30, 2011 was $20.7 million and is expected to be in the range of $25 million to $30 million for 2011.

In September 2011, the company closed a five-year $700 million Revolving Credit Facility. This facility replaced a $425 million revolver and $200 million term loan. Including the new facility, the company has total committed funding sources of approximately $940 million. As of September 30, 2011, the company had total debt outstanding of $489.7 million, compared with $441.8 million as of September 30, 2010. As of September 30, 2011 and 2010, debt-to-total capitalization was 40.4% and 37.6%, respectively. Through the first nine months of 2011, the company repurchased 4.3 million shares for $137.7 million, which was partially offset by $11.5 million of net proceeds received from share-based compensation arrangements. The company has $50 million remaining under its board of directors authorized common stock repurchase program.

Outlook

“We do not expect to see meaningful near-term improvements in the markets where we participate,” commented Phipps. “The economy is still challenged by high unemployment, low business and consumer confidence and slow growth. In this environment, we are focused on driving growth from our own actions and initiatives rather than waiting for conditions to improve. We are focused on executing our Winning-from-the-Middle strategy and are seeing very encouraging results in several areas, most notably from our industrial and janitorial/breakroom categories. We will keep our businesses healthy and profitable while we enhance shareholder value through earnings growth, dividends, and share repurchases.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, October 25, 2011, at 10:00 a.m. CDT, to discuss third quarter 2011 results. To participate, callers within the U.S. and Canada should dial (800) 264-7882, and international callers should dial (847) 413-3708 approximately 10 minutes before the presentation. The confirmation number is “30861712.” To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$1,310,029	$1,270,701	$3,804,110	$3,645,769
Cost of goods sold	1,110,278	1,075,840	3,237,748	3,104,803

Gross profit	199,751	194,861	566,362	540,966
Operating expenses:
Warehousing, marketing and administrative expenses	135,117	129,323	413,917	389,309

Operating income	64,634	65,538	152,445	151,657
Interest expense	6,972	6,637	20,094	19,302
Other expense	100	—	410	—

Income before income taxes	57,562	58,901	131,941	132,355
Income tax expense	21,783	22,431	50,879	50,658

Net income	$35,779	$36,470	$81,062	$81,697

Net income per share - diluted	$0.81	$0.77	$1.77	$1.68

Weighted average number of common shares - diluted	44,202	47,548	45,718	48,624

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited) As of September 30,		(audited) As of December 31,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$10,489	$38,552	$21,301
Accounts receivable, net	699,174	655,075	628,119
Inventories	615,506	617,439	684,091
Other current assets	26,839	31,479	31,895

Total current assets	1,352,008	1,342,545	1,365,406
Property, plant and equipment, net	127,078	129,431	135,301
Intangible assets	57,573	62,722	61,441
Goodwill	328,061	328,445	328,581
Other long-term assets	20,392	17,842	17,934

Total assets	$1,885,112	$1,880,985	$1,908,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$410,811	$424,883	$421,566
Accrued liabilities	174,325	186,328	186,387
Short-term debt	6,800	—	6,800

Total current liabilities	591,936	611,211	614,753
Deferred income taxes	21,059	6,115	14,053
Long-term debt	482,923	441,800	435,000
Other long-term liabilities	68,035	88,756	85,259

Total liabilities	1,163,953	1,147,882	1,149,065
Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2011 and 2010	7,444	7,444	7,444
Additional paid-in capital	413,173	395,712	400,910
Treasury stock, at cost – 31,834,490 and 28,105,054 shares at September 30, 2011 and 2010, respectively, and 28,247,906 shares at December 31, 2010	(891,545)	(760,756)	(772,698)
Retained earnings	1,230,656	1,136,049	1,167,109
Accumulated other comprehensive loss	(38,569)	(45,346)	(43,167)

Total stockholders’ equity	721,159	733,103	759,598

Total liabilities and stockholders’ equity	$1,885,112	$1,880,985	$1,908,663

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited) (in thousands)

	For the Nine Months Ended September 30,
	2011	2010
Cash Flows From Operating Activities:
Net income	$81,062	$81,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,822	27,647
Share-based compensation	13,072	10,455
Loss on the disposition of plant, property and equipment	28	49
Impairment of equity investment	1,635	—
Amortization of capitalized financing costs	728	551
Excess tax benefits related to share-based compensation	(3,397)	(3,606)
Deferred income taxes	4,387	5,813
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Increase in accounts receivable, net	(71,662)	(13,141)
Decrease (increase) in inventory	67,747	(25,594)
Decrease (increase) in other assets	2,879	(2,036)
Increase in accounts payable	12,135	86,522
Decrease in checks in-transit	(23,232)	(53,007)
(Decrease) increase in accrued liabilities	(5,346)	10,868
Decrease in other liabilities	(6,369)	(11,861)

Net cash provided by operating activities	99,489	114,357
Cash Flows From Investing Activities:
Capital expenditures	(20,786)	(17,967)
Acquisitions, net of cash acquired	—	(15,527)
Proceeds from the disposition of property, plant and equipment	62	58

Net cash used in investing activities	(20,724)	(33,436)
Cash Flows From Financing Activities:
Net borrowings under Revolving Credit Facility	77,923	—
Repayment of debt	(370,000)	—
Proceeds from the issuance of debt	340,000	—
Net proceeds from share-based compensation arrangements	11,486	24,899
Acquisition of treasury stock, at cost	(137,669)	(89,355)
Payment of cash dividends	(11,955)	—
Excess tax benefits related to share-based compensation	3,397	3,606
Payment of debt fees and other	(2,727)	(99)

Net cash used in financing activities	(89,545)	(60,949)

Effect of exchange rate changes on cash and cash equivalents	(32)	25

Net change in cash and cash equivalents	(10,812)	19,997
Cash and cash equivalents, beginning of period	21,301	18,555

Cash and cash equivalents, end of period	$10,489	$38,552

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$1,310,029	100.00%	$1,270,701	100.00%

Gross profit	$199,751	15.25%	$194,861	15.33%

Operating expenses	$135,117	10.32%	$129,323	10.18%
Post-retirement medical plan termination	—	—	3,315	0.26

Adjusted operating expenses	$135,117	10.32%	$132,638	10.44%

Operating income	$64,634	4.93%	$65,538	5.15%
Operating expense item noted above	—	—	(3,315)	(0.26)%

Adjusted operating income	$64,634	4.93%	$62,223	4.89%

Net income	$35,779		$36,470
Operating expense item noted above, net of tax	—		(2,053)

Adjusted net income	$35,779		$34,417

Diluted earnings per share	$0.81		$0.77
Per share operating expense item noted above	—		(0.05)

Adjusted diluted earnings per share	$0.81		$0.72

Adjusted diluted earnings per share — growth rate over the prior year period	13%
Weighted average number of common shares — diluted	44,202		47,548

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the third quarter of 2010 exclude the effects of terminating a post-retirement medical plan. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item results in an appropriate comparison of the Company’s ongoing operating results. It is helpful to provide readers of the financial statements with a reconciliation of this item to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Reports Increased Sales and Earnings Per Share for Third Quarter 2011

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$3,804,110	100.00%	$3,645,769	100.00%

Gross profit	$566,362	14.89%	$540,966	14.84%

Operating expenses	$413,917	10.88%	$389,309	10.68%
Equity compensation – CEO transition	(4,409)	(0.12)%	—	—
Asset impairment charge	(1,635)	(0.04)%	—	—
Post-retirement medical plan termination	—	—	6,077	0.17%

Adjusted operating expenses	$407,873	10.72%	$395,386	10.85%

Operating income	$152,445	4.01%	$151,657	4.16%
Operating expense item noted above	6,044	0.16%	(6,077)	(0.17)%

Adjusted operating income	$158,489	4.17%	$145,580	3.99%

Net income	$81,062		$81,697
Operating expense item noted above, net tax	4,367		(3,754)

Adjusted net income	$85,429		$77,943

Diluted earnings per share	$1.77		$1.68
Per share operating expense item noted above	0.10		(0.08)

Adjusted diluted earnings per share	$1.87		$1.60

Adjusted diluted earnings per share — growth rate over the prior year period	17%
Weighted average number of common shares — diluted	45,718		48,624

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the nine months ended September 30, 2011, exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer and a non-deductible asset impairment charge. In addition, the results for the nine months ended September 30, 2010, were adjusted to exclude the effects of terminating a post-retirement medical plan. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items results in an appropriate comparison of the Company’s ongoing operating results. It is helpful to provide readers of the financial statements with a reconciliation of these items to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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